SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2013
Date of Report (Date of earliest event reported)

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-15877 (Commission File Number)	35-1547518 (IRS Employer Identification Number)

711 Main Street Box 810 Jasper, Indiana (Address of principal executive offices)	47546 (Zip Code)

Registrant's telephone number, including area code:  (812) 482-1314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 25, 2013, German American Bancorp, Inc. (the “Company”) and Stock Yards Bank & Trust Company (based in Louisville, Kentucky) (the “Lender”) executed and delivered to each other a Loan Agreement dated January 25, 2013 (“Loan Agreement”). Under the Loan Agreement, the Lender has made available to the Company’s parent company certain credit facilities, in the form of a term loan made by the Lender on January 25, 2013, in the principal amount of $10 million and evidenced by a term loan promissory note (the “Term Note”) and a revolving line of credit in a maximum principal amount of $10 million and evidenced by a revolving loan promissory note (the “Revolving Note”).

All obligations under the Loan Agreement are secured by a pledge by the parent company to the Lender of all of the stock of the Company’s subsidiary bank.

The $10 million term loan was advanced in its entirety on January 25, 2013, for the purpose of replenishing the parent company’s working capital that was spent January 24, 2013, to repay indebtedness owed to the parent company’s prior correspondent bank lender.  See Item 8.01 of this report.   The principal amount of the term loan (which may be prepaid at any time without premium or penalty) is payable in annual installments of $3 million each on or before December 31 of each of the years 2013 and 2014, and the remaining $4 million of principal is due on or before the maturity of the Term Note on December 30, 2105.  Interest is payable quarterly at a floating rate based upon 90-day LIBOR plus a margin.

The $10 million revolving line of credit will terminate, and the balances due under the related Revolving Note (if any) will mature, on December 31, 2013. Borrowings are available for general working capital purposes from time to time; no borrowings have yet been made under the revolving line of credit. Quarterly interest payments calculated at the same floating rate as then in effect for the Term Note will be payable in respect of any principal amounts advanced under the revolving line of credit.

Item 2.02.  Results of Operations and Financial Condition.

On January 29, 2013, German American Bancorp, Inc. (the "Company" or "German American"), issued a press release announcing its results for the quarter and year ended December 31, 2012, and making other disclosures. The press release (including the accompanying unaudited consolidated financial statements as of and for the quarter and year ended December 31, 2012, and other financial data) is furnished herewith as Exhibit 99.5 and is incorporated herein by reference.

The information incorporated by reference herein from Exhibit 99.5 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

Item 8.01.  Other Events.

Cash Dividend Increase.  As announced in the press release that is furnished as Exhibit 99.5 to this report, the Company's Board of Directors has declared a cash dividend of $0.15 per share (an increase of approximately seven percent (7%) from the quarterly cash dividend rate for prior quarters) which will be payable on February 20, 2013 to shareholders of record as of February 10, 2013.

Redemption of 8% Subordinated Debentures due 2019.  Also as announced in the press release that is furnished as Exhibit 99.5 to this report, the Company will, effective April 1, 2013, redeem all $19.25 million of its outstanding 8% Redeemable Subordinated Debentures due 2019 at a redemption price of 100 percent of the outstanding principal amount plus accrued unpaid interest.

Repayment of Prior Lender.  On January 24, 2013, the Company repaid JPMorgan Chase Bank, N.A. (“Chase”), all of the principal and interest then due that correspondent bank lender under the parent company’s loan agreement with Chase, including the parent company’s obligations in respect of a $10 million subordinated debenture held by Chase and its remaining unpaid principal under a term loan made by Chase to the parent company to that lender.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits

99.1	Loan Agreement dated January 25, 2013.

99.2	Promissory Note (Term Note) dated January 25, 2013.

99.3	Promissory Note (Revolving Note) dated January 25, 2013

99.4	Stock Pledge Agreement dated January 25, 2013.

99.5
Press release dated January 29, 2013.  This exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ Mark A. Schroeder Mark A. Schroeder, Chairman of the Board and Chief Executive Officer

Dated:  January 29, 2013